Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of The Tocqueville Trust of our report dated February 24, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of Delafield Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 4, 2009